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                                                                  Exhibit 10.63

                                    AGREEMENT

         THIS AGREEMENT is made as of this 7th day of May 1996 by and between RIDE, INC., a Washington corporation (the "Company"), and JAMES J. SALTER, an individual ("Salter").

                                    Recitals

         The Company and Salter are parties to an Employment Agreement, dated August 18, 1994 (the "Employment Agreement").

         Pursuant to the Employment Agreement, Salter has served as the sole Chief Executive Officer ("CEO") of the Company since August 18, 1994. Salter is also a member of the Board of Directors (the "Board") of the Company and a director and officer of each of C.A.S. Sports International, Inc., C.A.S. Sports Agency, Inc. (collectively, "CAS"), Ride Snowboard Company, Preston Binding Company, Thermal Snowboards, Inc., SMP Clothing, Inc. and Ride International, Inc. (collectively, the "Subsidiaries").

         Salter has determined and the Company agrees that it is in the best interests of the Company and Salter that (i) Salter's tenure as CEO of the Company and as an officer and director of each of the Subsidiaries should end immediately; (ii) Salter should remain employed by the Company in other capacities through December 31, 1996; (iii) Salter should remain as a director of the Company and become Vice Chairman of the Board; (iv) the Company should immediately engage an interim CEO; and (v) the Company should begin the process of searching for a new, permanent CEO.

         Salter and the Company desire to set forth the terms of this management change in this Agreement.

                                    Agreement

         NOW, THEREFORE, in consideration of the foregoing recitals and the terms set forth herein, the parties hereby agree as follows:

         1. Departure from office; Duties. Salter hereby tenders his immediate resignation from the office of CEO of the Company and as a director and officer of each of the Subsidiaries, and the Company hereby accepts such resignations. Approval of this Agreement by the Board shall constitute the election of Salter as Vice Chairman of the Board. Salter's employment with the Company shall end on December 31, 1996. Until such date, Salter's time is required by the Company to be expended in the fashion described in paragraphs (a), (b) and (c) below.


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                  (a)      Salter shall consult with the interim CEO, the Board
                           and, if a new, permanent CEO is hired prior to December 31, 1996, the new CEO regarding the management of the Company.

                  (b) Salter shall participate in the selection of a new CEO for the Company.

                  (c) Salter shall perform other roles and/or functions as shall be mutually agreed by Salter and the Company.

Salter shall perform the foregoing duties faithfully, diligently and competently and to the best of his ability. Until December 31, 1996, Salter shall devote his work time, efforts and loyalties to the Company's business. Salter is under no obligation to provide any employment services to the Company subsequent to December 31, 1996. From January 1, 1997 through June 30, 1997, Salter shall provide the consulting services described in Section 2(b) of this Agreement. Except for the consulting services described in Section 2(b) hereof, any personal services provided by Salter to the Company subsequent to December 31, 1996 shall be on a commissioned sales or consulting basis and pursuant to such terms as the parties shall agree.

         2. Continued Employment; Consulting Services.

                  (a) Salter shall continue to receive his salary of (U.S.) $315,000 annually (the "Salary") and all Benefits (as defined below) through December 31, 1996. The "Benefits" shall mean (i) medical and dental insurance for Salter and his family as currently in effect or as is provided to the Company's management from time to time and (ii) Salter's car allowance (as currently in effect). If cash bonuses are paid to the officers of the Company or any Subsidiary in connection with services rendered during calendar year 1996, Salter shall receive a bonus equal to (U.S.) $200,000 multiplied by the highest fraction obtained when the bonus paid to an officer is compared to such officer's Budgeted Bonus (as defined below). "Budgeted Bonus" shall mean the largest bonus that the Company or any Subsidiary is obligated to pay under a written employment agreement with an officer if certain earnings targets are met. For example, if the highest bonus paid to any other officer equaled 50% of that officer's Budget Bonus, Salter would be entitled to a bonus equal to $100,000.

                  (b) In exchange for Salter providing to the Company reasonable and limited consulting services via telephone regarding the management of the Company and its business during the period January 1, 1997 through June 30, 1997, the Company shall pay Salter a nonrefundable consulting fee of (U.S.) $165,375, payable in six equal increments on the tenth day of each month commencing on January 10, 1997, and shall continue to provide Salter with the Benefits through June 30, 1997.

         3. Acceleration of Stock Options. All options granted to Salter under the Company's 1994 Stock Option Plan are hereby vested and are immediately exercisable.


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         4. Director Compensation. Upon termination of Salter's employment with the Company and for so long as Salter remains a non-employee director, Salter shall be entitled to the compensation that is paid to the other non-employee directors of the Company in connection with their attendance at meetings of the Board and committees thereof.

         5. Purchase of Office Furnishings and Equipment. Upon termination of Salter's employment, Salter shall be entitled to purchase the furniture and computer and electronic equipment in his office at CAS at the then book value thereof. Salter shall be entitled to retain the cellular telephone that the Company has previously provided to him.

         6. Non-competition; Non-solicitation. Salter shall continue to be bound by the terms of the non-competition and non-solicitation covenants set out in
Section 6 of the Employment Agreement, provided however, that nothing in those covenants shall prohibit Salter and the Company from engaging in such business transaction as the parties may agree. With respect to the purchase and resale of excess inventories, Salter shall be prohibited from transacting only in the following categories of sporting goods: snowboards; snowboard boots, bindings, apparel and accessories; in-line skates; bicycles; ski equipment, and golf clubs. Salter shall be permitted to conduct purchases and resales of excess inventories of footwear.

         7. Non-disparagement. Salter and the Company shall refrain from making any derogatory comment to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of this Agreement, which comment would likely cause material damage or harm to the business interests or reputation of Salter or the Company.

         8. General.

                  (a) Applicable Law. This Agreement, including all matters of construction, validity and performance, shall be governed by and construed and enforced in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such State by citizens of such State. The federal and state courts situated in King County, Washington shall be the exclusive forum for the litigation of any dispute relating to this Agreement. Each party hereto hereby consents to the jurisdiction and venue of such courts and waives any defense of inconvenient forum.

                  (b) Equitable Relief. The parties agree that any breach of any term of this Agreement may cause irreparable harm or result in damages that are difficult to quantify. The parties agree that in addition to any other remedy a party may have under this Agreement or at law, in the event of any breach of this Agreement, the nonbreaching party shall be entitled to injunctive and other equitable relief.


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                  (c) Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and understandings, including without limitation the Employment Agreement. No party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein and no payments, promises, representations or inducements for or in relation to the subject matter of this Agreement have been made to or in any way relied upon by the parties in executing this Agreement. This Agreement has been freely and voluntarily entered into by the parties; each party has been represented by counsel of its or his own choosing in negotiation of this Agreement or had the opportunity to have such counsel review this Agreement; and each party has read this Agreement and is fully aware of its contents and its legal effects.

                  (d) Amendments; Waivers. This Agreement may be amended only pursuant to a writing signed by the parties specifically stating that it is an amendment to this Agreement. No waiver of any term or waiver of any breach of this Agreement shall be effective against either party unless the waiver is in writing and signed by the party against whom the waiver is asserted. No such waiver in any one instance shall be deemed to be a further or continuing waiver of any such term or breach in any other instance.

                  (e) Severability; Invalidity. If any provision of this Agreement is held to be invalid, such invalidity shall not render invalid the remainder of this Agreement or the remainder of the provision of which such invalid provision is a part. If any provision of this Agreement is so broad as to be held unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

                  (f) Assignment. The rights and obligations of the parties hereunder are personal to them and may not be assigned, delegated, or otherwise transferred without the prior written consent of the other party, and any attempted assignment or other transfer without such consent shall be null and void and shall constitute a breach of this Agreement. Notwithstanding the foregoing, this Agreement shall inure to the benefit of Salter's heirs and legatees.

                  (g) Notices. Any notice required or permitted to be given under this Agreement shall be personally delivered or given by certified mail, return receipt requested and addressed as follows:

                           If to the Company:

                           Scott D. Benner
                           Ride, Inc.
                           8160 304th Avenue, S.E.
                           Preston, WA  98050
                           U.S.A.


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                           If to Salter:

                           James J. Salter
                           277 Glencairn Avenue
                           Toronto, Ontario  M5N 1T8
                           CANADA

                  (h) Counterparts. This Agreement may be executed in counterparts and via facsimile transmission. The parties agree that any facsimile copy shall be considered an original and shall be admissible in any proceeding arising under this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                             RIDE, INC., a Washington corporation

                             By: /s/ Roger B. Madison, Jr.
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                                Roger B. Madison, Jr., Chairman

                             /s/ James J. Salter
                             ------------------------------------
                             James J. Salter, an individual


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